Exhibit 10.5

NON-RESIDENTIAL LEASE AGREEMENT

OBJECT	Urban property consisting of the 3rd. floor of Edifício Málaga (Málaga Building) located at rua Paraíba 1323 bairro Savassi in the city of Belo Horizonte /MG., plus 3 parking spaces.

LESSORS
FRANCISCO LINS DE RESENDE REIS, Brazilian, divorced, businessman, identity n. [---]SSP/MG and CPF/MF n. [---], with address in this capital city at sala 1101 of av. Francisco Sales 1017, bairro Santa Efigênia and ANDRЙ LINS DE RESENDE REIS, Brazilian, married, businessman, identity n.  [---]SSP/MG and CPF/MF n. [---], resident and domiciled in this  capital city at apt. [---] of rua Pernambuco 540, bairro Funcionários, hereinafter represented by their attorney Emanuel Nasser Lins de Resende Reis, Brazilian, single, business administrator, bearer of the identity card n. [---], issued by SSP-MG, enrolled with CPF/MF. under n. [---], with offices in Belo Horizonte - MG, at avenida Francisco Sales 1017/1101 bairro Santa Efigênia in Belo Horizonte, CEP. 30.150-221

LESSEE
CIMCORP -  COMERCIO  INTERNACIONAL E  INFORMБTICA S/A, private legal entity, enrolled with CNPJ/MF. under n. [---], hereinafter represented by its managing partner Tadeu Vani Fucei, Brazilian, married, businessman, bearer of the identity card n. [---] issued by  SSP-SP, enrolled with CPF/MF. under n. [---], resident and domiciled at apt 91 С of rua dr. Shibata Miyakoshi 300, São Paulo/SP.

GUARANTORS DESTINATION LEASE/AMOUNT ADJUSTMENT	Bank Guarantee Letter.
Informatics Installation
R$6,000.00 (six thousand reais) monthly.

General Price Index Market (IGP-M) annual variation at a minimum frequency determined by law; this index is calculated by Getúlio Vargas Foundation, or in its absence, by rates determined by Federal Government, or yet not being such possible, by any price index, official or not, that reflects the change in prices over the period of readjustment.

DURATION	Forty eight (48) months, only renewed by written amendment signed by the parties.

COMMENCEMENT LEASE MAT. DATE NOTE
ENDING   06/30/2014

07/01/2010

Last working day of ended month.

Exceptionally, and with respect to the SIXTH CLAUSE, it is agreed that any and all works and / or improvements made by LESSEE shall be demolished and / or removed by it when termination occurs. However, LESSORS at their sole discretion may receive the property with the improvements performed. The modifications made to the property shall comply with the specific legislation, being LESSORS exempted from any liability before the relevant bodies, including costs incurred by reason of breach of law.

CLAUSES AND CONDITIONS

Through this private instrument and in the best form of law, the qualified parties in the preamble enter into by this lease which shall be established and governed by the following terms and conditions:

FIRST: - In addition to the monthly lease value, Lessee undertakes to pay all ordinary taxes and fees arising from the lease that relate or may relate to the leased property, such as electric power, water and sewage bills; fire insurance; ITPU, condo fees, telephone, etc., compelling themselves for timely payment to suppliers directly or through reimbursement to Lessors or the way it is collected. Such electric power, water and sewage bills shall be issued on behalf of Lessee so that shall make appropriate arrangements with the concessionaires aimed to apply for reconnection and transfer of ownership of accounts for payment of consumption on the premises at their own name and responsibility.

FIRST PARAGRAPH: In addition to the leases and charges already mentioned, Lessee shall pay fire insurance to be hired with a company chosen by administrator Emanuel Nasser Lins de Resende Reis, and having Lessors as the beneficiaries – owners - by its updated rebuild value to be arbitrated by the administrator; and Lessee undertakes to pay the insurance premium in a sole installment upon signature of this instrument. The fire insurance shall run for twelve (12) months, with mandatory annual renewal; Lessee compels itself to pay the insurance premium at renewal in one single installment at the monthly lease payment and other charges. Failure of Lessee to comply with the provisions of this clause shall feature a breach of contract as laid in section I of article 23 of Law n. 8.245/91 subject to the termination of the contract pursuant to article 9, section II of such mentioned statute in addition to paying the fine provided for in the ninth clause of this contract.

SECOND PARAGRAPH: The company in charge for fire insurance treated in the preceding paragraph shall be necessarily reputable, unblemished reputation, with remarkable experience in this subject.

SECOND: - Lessee undertakes to deliver to Lessors or their attorney in his office, when requested, by return receipt, lease charges listed herein under penalty of breach of contract subject to termination. It is understood that guidelines for payment of installments of property tax must be submitted in original.

THIRD: - The monthly lease expires at latest on the date designated in the preamble of this agreement, after which a fine of five percent (5%) of the total due shall incur at conventional penalty on late payment plus interest of one percent (1%) per month, "pro rata die", and restatement to be calculated by the Table of Magistrate's Court (TJMG). After the tenth day of monthly debt, payment may only be made directly to the Legal Department or the lawyer hired for this purpose. In case of judicial recovery, Lessee shall bear with attorneys' fees at a rate of ten percent (10%) of debt value; if administrative charge or 20% (twenty percent) of the amount due without prejudice to other contractual and legal sanctions, applying also, when appropriate, the provisions of the current Lessee Law.

SOLE PARAGRAPH: The lease shall be paid by bank slip to be sent to Lessee or by other means, predetermined by the administrator, and received with a minimum of five (5) days of the due date. In case of delay in receiving such bank slip by Lessee, the due date to pay the lease shall be extended for the same number of days of such delay, not configuring Lessee’s default in virtue of such delay, being exempted from penalties and interest or other charge or fee, where delay is through no fault of Lessee (a) and respecting, in any case, the due date established in the preamble hereof.

FOURTH: - Lessee confesses to receive the property leased herein in perfect condition, use and clean, newly painted, with all its facilities and belongings in perfect use and operation, forcing to restore it at the end or termination of such lease under identical conditions, including new paint, original colors and patterns, regardless of the state in which it was found. The current state of leased property should be included in the Inspection Report signed by the parties at the beginning of the lease.

SOLE PARAGRAPH: Upon termination or end of the lease, the parties shall jointly carry out a new inspection aimed to verify if the property is in the state and condition it was when the first inspection was performed. If, after accomplishing the inspection for closure it is determined that the property is in worse shape than it was by the beginning of the lease, the contracting parties shall budget cost to carry out cleaning, painting, floor covering maintenance, damaged parts replacement and any necessary repairs to restore the leased property to its original state, as delivered at the beginning of the lease, as well as to estimate the time needed to perform these services. Based on the calculation, Lessee shall pay the amount thereby released from its obligations and declaring the lease is terminated with mutual and reciprocal discharge by signing the receipt of the keys and contract closure. The lease and other charges shall be payable by Lessee until the date and estimated time required for execution of works and services required to restore the property to its original state, even though the termination to take place before the maturity.

FIFTH: - Lessee undertakes to do by itself all repairs and maintenance of the property including replacement parts and other facilities of similar shape and quality, endeavored to keep it as received.

SIXTH: - No work or modification shall be performed on the property without the express and competent authorization given by Lessors and Lessee renouncing any right to compensation for improvements or retention, useful or not, or works that run, which since now shall adhere to property belonging to Lessors. The necessary improvements shall be compensated to Lessee, if previously authorized in writing by Lessors. However, upon lease ends, Lessors may require that such possible improvements and changes made to the property should be undone at Lessee expenses, this being required to pay the lease until the property is vacated and returned in identical condition as when leased. It is agreed upon and Lessee is authorized to carry out reforms that become necessary for suitability of leased property to its business needs, business professionals and provided with prior knowledge of Lessors and formal authorization of public agencies related to the matter, running all expenses on behalf of Lessee at no cost to Lessors.

SEVENTH: - The restitution of property, for any reason, shall be conditional upon presentation of documents evidencing payment of all leases and hire charges, provided in the first clause, being agreed since now that the delivery shall not be characterized by simply handing over the keys being Lessee obliged to proof that it keeps up with all principal and accessory obligations under this contract.

FIRST PARAGRAPH: The restitution of property provides for submission of final reading and payment of electricity consumption by Lessee and its respective application shutdown.

EIGHTH: - At least with ten (10) days of antecedence, Lessee may require the final inspection from Lessors’ administrator and attorney aiming at verifying property condition in case of legal restitution of leased good.

NINTH: -  In the absence of specific penalty for failure to comply with any contractual provision, it is stipulated that violator is subject to a fine equivalent to three (03) months' lease up to date in  benefit of the other party, without prejudice to the enforceability of any other penalties provided in this instrument and, without prejudice to compensation for any damages that may be established, especially on the legal fees that shall be due whenever an intervention of a lawyer and now fixed in 10% of the debt if such is amicably settled or 20% of restated value in the event of prosecution, in addition to court costs. Lessee shall incur the fine provided for herein if the property is returned back before the end of the contract, all to be calculated in proportion to the period of performance of the contract.

TENTH: - The guarantors which are named and undersigned in the final of this agreement undertake as main obligors and declare to be severally liable with the bailed one for all the terms and conditions of this lease. The guarantors’ responsibility extends pursuant to Article 39 of Law n. 8245 of October, 18 1991, with amendments introduced by Law 12.112/2009 up to the effective return of the property by Lessee and the acceptance of keys by Lessors whichever is full and even extending guarantee increased by legal or contractual lease since with guarantors consent and  guarantors are also responsible for court costs and attorneys' fees as provided in Article 822 of the current Civil Code, observed, however, the option given to guarantors at section X of Article 40 of Law N.. 8245 of October 18, 1991. Any tolerance of Lessors including leases receivable or other debts in arrears shall not result in extinction of obligations arising from guarantee.

FIRST PARAGRAPH: Guarantors of this contract shall not evade obligations of this covenant, and explicitly renounce as had already renounced to the rights and benefits of order laid down in Articles 827, 835 and 839 of the current Civil Code (Law n. : 10406 of January 10, 2002).

SECOND PARAGRAPH: The guarantee in this clause shall apply even if the lease is extended until the actual delivery of the keys, what shall happen when Lessee has fulfilled its obligations, even after the court investigation observed however, the power granted to guarantors according with section X of article 40 of Law N. 8245 of October 18, 1991.

PARAGRAPH THREE: The guarantee shall cover the period in which the contract is extended, amicably or by law, by accepting (as) guarantor (s), as of now, all adjustments of leases negotiated by Lessee.

FOURTH PARAGRAPH: In the event of any cases specified in Article 40 of Law 8.245/91, or the like, drawn from amended laws, Lessee shall replace the guarantor within thirty (30) days after the event, under penalty of being subject to termination of the contract for breach of contract and legal.

FIFTH PARAGRAPH: For purposes of this clause and in order to determine whether guarantors continue solvent, updating shall be promoted after ended each period of twelve (12) months and also in case of extension of the lease.

ELEVENTH: - It is understood and accepted by the parties, Lessors and Lessee and guarantors that any warning, notice, subpoena or summons could be made by mail, return receipt requested, or by telex or facsimiles, in case of legal entities, pursuant to paragraph IV of Article 58 of Law n. 8245 as of October 18, 1991.

TWELFTH: - It is forbidden to Lessee sublease or assign the leased premises wholly or partially even if free of charge, without the prior formal consent of Lessors not presuming consent the simple delay in expressing opposition.

THIRTEENTH: - In the case of property consisting of several autonomous units, and consequently with several owners and Lessees, Lessee is required to enforce the Condo Convention by itself, its  dependents, visitors and contractors, whose terms it declares to know.

FOURTEENTH: - Lessee commits itself to comply with current legislation regarding the use of leased property which destination and purpose described in the preamble cannot be changed except with Lessors express permission under penalty to commit offense punishable by termination and recovery of fine provided for in the ninth clause and without prejudice to any compensation for damages.

FIRST PARAGRAPH: Lesse also commits itself to comply with the Condo Convention and its Rules of Procedure, under penalty of suffering the applicable sanctions arising from the condo and covered by this contract.

FIFTEENTH: - The act of restitution of property once the lease ends shall only be legally complete, if all the obligations imposed on the settlement and those so particular contained in the fourth and fifth clauses of this instrument are satisfied by Lessee or their guarantors.

SIXTEENTH: - Lessors do not respond after delivery of the keys to Lessee for any theft, stolen of goods belonging to it or others that may happen in the property. It is up to Lessee change the lock box system of leased property if It wishes to do so.

SEVENTEENTH: - When property is delivered and during the lease, whenever necessary, Lessors shall carry out inspection of leased property, including by agent entrusted by them as previously agreed by the parties with days and time, and not detrimental to the proper exercise of Lessee activities requiring that to compensate all damage and destruction which are recorded on the terms agreed on fifth clause of this instrument.

EIGHTEENTH: - If, because of a legal provision or normative act the values of agreement were to be readjusted lower than in expected frequency in the current legislation at the time this agreement was executed, the parties agree that leases and their indexers shall automatically be made as quickly as permitted by law or normative act later.

NINETEENTH: - This agreement is binding upon the contracting parties, their heirs and successors.

TWENTIETH: - If the property object of the lease is sold during the lease period, purchaser shall be required to comply with this agreement, should this be recorded on specific property registration.

TWENTY-FIRST: - Lessors rightly assert that they are the property owners ad can freely dispose of it by finding the object of the present lease property free and clear of any liens, encumbrances, without any judicial or extrajudicial pending, and as all improvements are built on the property in accordance with applicable law.

And as being fair and contracted the parties have signed this instrument in two identical counterparts in the presence of undersigned witnesses to follow after found to be accepted and choosing the forum of the city of Belo Horizonte (MG), rather than any other as privileged than either or may be so, provided that all expenses, directly or indirectly concerning with the legalization of this agreement shall be borne by Lessee.

Belo Horizonte (MG), June 30, 2010

PP FRANCISCO LINS DE RESENDE REIS
LESSORS

PP ANDRÉ LINS DE RESENDE REIS
LESSEE

CIMCORP – COMÉRCIO INTERNACIONAL E INFORMÁTICA S/A
LESSEE

WITNESSES